Exhibit 10.4

AERES Biomedical Ltd.	Lpath Therapeutics, Inc.

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT****

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement is  (“Agreement”) entered into and effective this day of                          August, 2005 (hereinafter the “Effective Date”), by and between

(1)            AERES Biomedical Limited, whose principal place of business is situated at 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD, England (hereinafter also called “AERES”);

and:

(2)            Lpath Therapeutics, Inc., whose principal place of business is located at 9191 Towne Center Dr., Suite 310, San Diego, CA 92122  U.S.A. (hereinafter also called “LPT”);

Recitals

WHEREAS, LPT has identified, developed and has know-how and proprietary rights to certain monoclonal antibodies, including a murine monoclonal antibody against Sphingosine-1-phosphate, designated by LPT as Sphingomab™ ; and

WHEREAS, LPT has research expertise, know-how, and proprietary rights relating to discovery research leading toward new therapeutic products based on LPT monoclonal antibodies; and

WHEREAS, AERES has genetic engineering expertise to modify murine antibodies wherein certain regions of the immunoglobulin are changed from mouse to human, which modification is sometimes, in one aspect, referred to as “humanizing” or “humanization”; and

WHEREAS, AERES has developed processes and vectors to humanize murine antibodies and has successfully humanized antibodies for third parties and has the right to grant licenses to third parties under the Licensed Patent Rights as hereinafter defined; and

WHEREAS, AERES is an Affiliate of Medical Research Council Technology whose principal office is situated at 20 Park Crescent, London W1N 4AL (hereinafter also called “MRCT”); and

WHEREAS, LPT is desirous of modifying its Sphingomab™ antibody and of having AERES perform such modification, and AERES is desirous of carrying out such modification;

NOW, THEREFORE, in consideration of the foregoing promises and of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

ARTICLE I - Definitions

As used in this Agreement, the following terms when used with initial capital letters, shall have the following meanings, the singular shall include the plural and vice versa:

1.1       “AERES Invention” shall mean any discovery or invention to the extent (i) made or conceived or reduced to practice by or on behalf of AERES in the performance of the humanization of LPT’s Sphingomab™ antibody under this Agreement, whether or not patentable, and (ii) covering only generally applicable methods or techniques for humanizing antibody proteins or for constructing a vector or reagent used to humanize or express an antibody.

1.2       “AERES IP” shall mean (i) any AERES Invention and (ii) all patented and non-patented proprietary technology and information, in any form whatsoever, that is: (a) necessary or useful for making and using the Licensed Products, without regard to whether or not the technology or information is patentable; (b) owned, controlled, or developed by AERES, as of the Effective Date or hereafter during the term of this Agreement; and (c) provided by AERES to LPT hereunder, including, but not limited to discoveries, formulae, materials, practices, methods, knowledge, know-how, processes, trade secrets, ideas, concepts, manufacturing, engineering, standard operating procedures, flow diagrams and charts, quality assurance, quality control data, technical data, manufacturing technology, research data and records, and all other confidential or proprietary technical and business information relating to the humanization of murine antibodies, generation of chimeric antibodies, or any gene expression vectors used in such methods and all improvements or modifications thereto.  For purposes of clarity, AERES IP includes AERES Inventions that satisfy (a), (b) and (c), above, while AERES IP does not include Licensed Patent Rights as defined hereunder.

1.3       “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with a party, and for the purposes of this Paragraph 1.3, “control” shall mean ownership of more than fifty percent (50%) of the voting interest, or such lower maximum amount allowed by the law governing the ownership of said organization.

1.4       “Business Day” means any day, except Saturday and Sunday, on which commercial banking institutions are open for business (i) in New York, U.S.A., in the case of LPT and (ii) in London, U.K., in the case of AERES.  Any other reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.5       “Commercial Introduction” shall mean the date upon which LPT or one or more Affiliates or Licensees (as defined hereunder) first achieves Net Sales following the final issuance of all required licenses and approvals by the United States Food and Drug Administration (“FDA”) (or equivalent licenses and approvals in a country other than the United States) allowing for the manufacture and sale of a Licensed Product for human use.

1.6       “Commercial Sale” means, with respect to a Licensed Product in a particular country, the sale to a third party purchaser by LPT, its Affiliates, and/or its Licensees of Licensed Products in such country after all Regulatory Approvals have been obtained in such country and, if Regulatory Approval is not required in such country, any commercial sale of Licensed Products in such country.

1.7       “Confidential Information” means all secret, confidential, or proprietary information or data, whether provided in written, oral, video, computer, or other form or format, provided by one party (“the Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including, but not limited to, information relating to the Disclosing Party’s existing or proposed research and development efforts, patent applications, business or products, the terms of this Agreement, and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(i)        were already known to the Receiving Party (other than under obligation of confidentiality) at the time of disclosure by the Disclosing Party, to the extent the Receiving Party has documentary evidence to that effect;

(ii)       were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)      became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a party in breach of such party’s confidentiality obligations under this Agreement;

(iv)      were subsequently lawfully disclosed to the Receiving Party by a third party who had no obligation to the Disclosing Party not to disclose such information to others;

(v)       were independently discovered or developed by or on behalf of the Receiving Party without the use of the Disclosing Party’s Confidential Information, to the extent the Receiving Party has documentary evidence to that effect;

(vi)      is approved for release by the Disclosing Party in writing; or

(vii)     were required by law to be disclosed.

1.8       “Designated Antibody” shall mean a Humanized Antibody for which LPT seeks regulatory approval through the conduct of human clinical trials, or a US BLA, or an equivalent regulatory approval in any country.

1.9       “Humanized Antibody” shall mean an antibody that binds to Sphingosine-1-phosphate and is made by AERES under this Agreement, the antibody comprising murine complementarity determining regions (‘CDRs’ as identified in Exhibit A 1. Winter Patent”) derived from Sphingomab™ together with human framework regions, and any modifications thereof.

1.10     “Licensed Patent Rights” shall mean the patents and patent applications licensed to AERES and with respect to which AERES has the right to authorize and grant sublicenses, as detailed in Exhibit A hereto, including any divisions, renewals, continuations, extensions, reexaminations, reissues, or continuations-in-part (to the extent that any such continuation-in-part claims subject matter as disclosed in the patents and applications listed in Exhibit A) thereof, as well as any patent that issues from any of the foregoing.

1.11     “Licensed Product” shall mean a product comprising a Humanized Antibody, the manufacture, use, offer for sale, sale, or importation of which by an unlicensed third party would infringe one or more Valid Claims of the Licensed Patent Rights, or which incorporates AERES IP or AERES Inventions.  The term “Licensed Product” does not include chimeric antibodies or murine antibodies.

1.12     “Licensee” shall mean any organization licensed by LPT to manufacture or sell Licensed Products.  For clarity, the term “Licensee” shall include any Sublicensee of LPT under the Licensed Patent Rights as herein defined.

1.13     “LPT Invention” shall mean any discovery or invention to the extent (i) made or conceived or reduced to practice by or on behalf of AERES, whether alone or jointly with LPT, in the performance of the humanization of LPT’s Sphingomab™ antibody, whether or not patentable, and (ii) not an AERES Invention.  For the purpose of clarity, LPT Inventions shall include without limitation all of the DNA sequences encoding Humanised Antibody genes included in the AERES Deliverables as defined in Paragraph 2.2 but otherwise excluding DNA sequences encoding for AERES’ proprietary expression vectors. .

1.14     “LPT IP” shall mean any and all patented and non-patented proprietary technology and information, in any form whatsoever, that is necessary or useful for making and using Humanized Antibodies, without regard to whether or not the technology or information is patentable, which is (i) owned with the right to disclose or otherwise controlled by LPT as of the Effective Date or hereafter during the term of this Agreement and is first disclosed by LPT to AERES, or (ii) is assigned, or is obliged hereunder to be assigned, to LPT by AERES, including, without limitation, processes, techniques, methods, products, transformed cells, other biological materials and compositions which are necessary or useful for making or using the Humanized Antibodies.  LPT IP shall not include AERES IP or AERES Inventions.

1.15     “Net Sales” shall mean the amount received in respect of gross sales by LPT, its Affiliates and/or its Licensees from the sale of Licensed Products to independent third parties, less the following amounts: (i) discounts or rebates actually allowed or granted; (ii) credits or allowances actually granted on rejections or returns (not exceeding the original billing), including for recalls or damaged goods; (iii) outbound freight, postage, shipping, and insurance charges prepaid or allowed; (iv) sales, tariff duties, surcharges, and/or use or excise taxes, levies, or other similar governmental charges included in the invoiced amount; and (v) any similar and customary deductions taken in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied. Provision of Licensed Products for promotional, sampling, or educational purposes and for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales, so long as no consideration (monetary or non-monetary other than incidental) is received in exchange therefor. No allowance or deduction shall be made for commissions or collections or overhead, by whatever name known.

1.16     “Regulatory Approval” in a country means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorization of any governmental agency, necessary for the manufacture, use, storage, import, transport, and/or sale of a Licensed Product in such country.

1.17     “Research Collaboration” means the research activities undertaken by the parties in accordance with the Research Plan as set forth in Annex A hereto.

1.18     “Sublicense”, “Sublicense Agreement” and “Sublicensee” shall mean, and include, without limitation, any relationship in which LPT grants a third party a license, option, right of first refusal, or other such right under any of the licenses granted by AERES to LPT under this Agreement for the purpose of allowing such third party to develop and commercialize one or more Licensed Products.

1.19     “Valid Claim” shall mean a claim in any unexpired issued patent within the Licensed Patent Rights or AERES IP which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction.

ARTICLE II - Research Collaboration

2.1       Upon the execution of this Agreement and the receipt from LPT of the necessary materials and information as specified in Paragraph 2.2, below, AERES will undertake the humanization of LPT’s Sphingomab™ antibody in accordance with the Research set forth in Annex A hereto.  The Research Plan may be amended as mutually agreed to by the parties.  The parties agree to use commercially reasonable efforts to perform their respective responsibilities under the Research Collaboration.

2.2       Under the Research Plan, AERES shall provide the following biological materials, data, information, and reports to LPT (collectively, the “AERES Deliverables”):

(i)        [Gene expression vector inserts incorporating Sphingomab™ heavy chain and light chain CDRs, one or more (if more than one is made by AERES) of each of (a) and (b) below:]

(a)        [Sphingomab™ human heavy chain framework region gene insert (but not the heavy chain expression vector) made by replacing the original human CDRs in the human heavy chain framework region with the Sphingomab mouse CDRs;] and

(b)        [Sphingomab™ human light chain framework region gene insert (but not the light chain expression vector) made by replacing the original human CDRs in the human light chain framework region with the Sphingomab mouse CDRs;]

(ii)       All data and reports relevant to the humanization of Sphingomab™ including, but not limited to data on antigen binding and expression levels.

(iii)      Final written reports setting forth in reasonable detail the results of AERES’s humanisation of LPT antibody Sphingomab™ including, without limitation, the structural and synthesis information (including, but not limited to, the DNA and amino acid sequence information) for all Humanised Antibodies.

2.3       After the Effective Date, LPT shall, at its expense and without charge to AERES, deliver to AERES at least one cell line that produces LPT’s Sphingomab™ antibody and such LPT know-how including related technical information as sufficient (in the reasonable judgment of both parties) to enable AERES to carry out its humanization obligations under this Agreement (the “LPT Deliverables”).   The LPT Deliverables shall be deemed to be Confidential Information of LPT; provided, however, that the obligations hereunder of non-use and non-disclosure related to any LPT Deliverable shall continue for so long as such LPT Deliverable remains Confidential Information.  The transfer from LPT to AERES of the cell line(s) producing LPT’s Sphingomab™ antibody is solely for the purpose of AERES conducting its humanization obligations under this Agreement, and for no other purpose, and AERES shall hold the LPT Deliverables in strict confidence.  AERES shall maintain within its sole possession and control the cell lines producing LPT’s Sphingomab™ antibody, Sphingomab™ antibody expressed from such cell line(s), and any vectors containing LPT’s Sphingomab™ antibody.  Notwithstanding anything to the contrary herein, except for the purpose of carrying out the activities specified in the Research Plan, AERES will not for its own account or for the benefit of a third party propagate, culture, express, produce, distribute, transfer, or sell any LPT Deliverable or any product or material derived therefrom for any purpose whatsoever without the prior written consent of LPT.

2.4       AERES shall maintain an appropriate, secure work site for conducting its activities under the Research Plan.  AERES shall cause its research teams performing the activities under the Research Plan to keep detailed contemporaneous records and data in connection with the Research Plan, and to prepare reports detailing work to date, which shall be furnished to LPT in a timely manner upon completion of each research milestone specified in the Research Plan or as otherwise agreed between the parties.  AERES shall permit duly authorized employees of LPT to have access to AERES’s laboratories from time to time at mutually agreeable times and upon reasonable notice.  Any AERES personnel performing work pursuant to the Research Plan shall be obligated under his/her terms and conditions of employment to (i) assign his/her entire worldwide right, title, and interest in and to any discovery, invention, improvement, or technological advance, including any AERES Invention, and any associated intellectual property, including any AERES IP, to AERES and (ii) comply at all times with the confidentiality obligations imposed on AERES under this Agreement.

2.5       Upon completion of its research activities hereunder or the earlier termination thereof in accordance with the terms hereof, AERES shall provide to LPT samples of all Humanised Antibodies and cell lines expressing the same, as agreed to by the parties, and AERES shall issue a final written report to LPT.  The final written report shall set forth in reasonable detail the results of AERES’ humanisation of LPT antibody [XYZ] including, without limitation, the structural and synthesis information (including, but not limited to, the DNA and amino acid sequence information) for all Humanised Antibodies.

2.6       All worldwide right, title, and interest in Humanised Antibodies, LPT Inventions and LPT IP shall belong solely to LPT. At the request of LPT, AERES shall execute such documents as LPT may reasonably request in order to reflect LPT’s ownership of Humanized Antibodies, LPT Inventions and LPT IP , and to cooperate with and assist LPT in all material respects with regard to LPT’s efforts to register LPT’s rights in and to the Humanised Antibodies, LPT Inventions and LPT IP.  AERES shall maintain, within its sole possession and control, samples of Humanized Antibodies, samples of any vectors containing Humanized Antibodies, and samples of cell lines producing Humanized Antibodies, and AERES shall not distribute, transfer, or sell any such Humanized Antibodies, vectors, or cell lines (or any AERES Deliverable) to any third party for any purpose whatsoever without the prior written consent of LPT.

2.7       Notwithstanding anything to the contrary herein, AERES retains all worldwide right, title, and interest in the Licensed Patent Rights and AERES IP used or developed in the performance of AERES’s obligations under this Agreement.  LPT is granted (under Paragraph 4.1, below) a limited license to use any vectors and sequences included in the AERES IP only insofar as such vectors and sequences are used in conjunction with the expression of LPT’s Sphingomab™ antibody and Humanized Antibodies derived therefrom by AERES subject to the terms of this Agreement.  AERES shall not, except in the event of termination of this Agreement by AERES pursuant to Paragraphs 8.4, 8.5 or 8.6 hereof, exercise any of its proprietary rights arising hereunder or otherwise restrict LPT from commercializing any Humanized Antibody produced hereunder in any manner.  All AERES Inventions shall be owned by AERES and shall be deemed to be included in the AERES IP and the Licensed Patent Rights, as applicable.

ARTICLE III - Payments for the Research Collaboration

3.1       LPT shall pay to AERES for undertaking to perform the humanization work pursuant to the Research Collaboration the sum of [***                    ] United Kingdom Pounds [***                ] (the “Initial Payment”).  The Initial Payment is non-refundable and shall be made within thirty (30) days after the Effective Date.

3.2       LPT will pay AERES in United Kingdom Pounds for its research efforts carried out in accordance with the Research Plan the research milestone payments (the “Research Milestone Payments”) as set forth in the cost schedule attached as Annex B within thirty (30) days following the documented completion of, and delivery by AERES of the AERES Deliverables and LPT’s receipt of an invoice from AERES for, each research milestone specified in Annex A (whether the applicable milestone is achieved by AERES or any of its Affiliates or consultants).  The Initial Payment and the Research Milestone Payments shall be paid by wire transfer in United Kingdom Pounds (UK£) within thirty (30) days of the date of invoice by wire transfer to the account of AERES Biomedical Ltd. at [***                                                         ], or such other bank and/or account as may be notified to LPT by AERES from time to time, and the transaction identified as “Agreement dated [Effective Date] between AERES Biomedical Ltd. and LPT”.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

3.3       In the event that LPT does not agree that any one of the Research Milestones has been met, LPT shall notify AERES within ten (10) Business Days from the date of delivery of the materials or written report required by said Milestone.  LPT shall be deemed to have accepted a particular AERES Deliverable unless it notifies AERES of any defect or non-conformity within ten (10) Business Days after it receives the particular AERES Deliverable.   On receipt of any such notification, LPT and AERES will each use best efforts to reach agreement on the clarification and redefinition of the Milestone(s) and (if applicable) corresponding cost schedule.  In the event of a dispute arising under this Paragraph 3.3, LPT shall pay the disputed amount to AERES and payment so made will be without prejudice to either party’s right to seek resolution of the dispute under Paragraph 11.13, below.

3.4       Except as otherwise expressly provided herein or agreed to by the parties in writing, all payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute, and so far as is legally possible, such payment shall be made free and clear of any taxes payable on said payments imposed by or under the authority of government or any public authority, and, in particular, but without limitation where any sums due to be paid to AERES hereunder are subject to any withholding or similar tax, LPT shall pay such additional amount as shall be required to ensure that the net amount received by AERES hereunder will equal the full amount which would have been due to AERES hereunder had no such tax been imposed or required by law to be withheld, unless said tax is withheld for the benefit of AERES.  LPT and, without prejudice to the foregoing, AERES shall use their best endeavours to do all such lawful acts and to sign all such lawful documents as will enable LPT to take advantage of any applicable legal provision or any double taxation treaty with the object of paying the sums due AERES without imposing or withholding any tax. However, as of the Effective Date, sales made outside the EU do not attract any UK sales tax (i.e., they are classified as “VAT Exempt” in respect of UK Value Added Tax) while, aside from UK Corporation Tax payable by AERES which, for the sake of clarity, is not rechargeable to LPT under this Paragraph 3.4, AERES is not aware of any prospective change to the VAT Exempt status or any withholding or other tax presently payable on sales to the USA.

ARTICLE IV - License Grant and Payments

4.1       AERES hereby grants to LPT (i) a non-exclusive worldwide sublicense, with the right to grant further Sublicenses, under the Licensed Patent Rights to make, have made, use, import, offer for sale, and/or sell Licensed Products; and (ii) an exclusive worldwide license, with the right to grant Sublicenses, under the AERES IP to make, have made, use, import, offer for sale, and/or sell Licensed Products.

4.2       Granting of Sublicenses

(i)        LPT, without being required to obtain the consent of AERES, shall be entitled to grant further non-exclusive Sublicenses to its Licensees to make, have made, use, import, offer for sale, and/or sell Licensed Products.

(ii)       LPT undertakes upon the execution of any Sublicense Agreement under sub-clause 4.1 (i) above promptly to advise AERES of the identity of the Sublicensee and nature of the rights so licensed.

4.3       The following arrangements shall not require the prior consent of AERES:

(i)        The appointment of any person as agent or distributor to market, sell, use, or otherwise dispose of the Products in any part of the world.

(ii)       The subcontracting of manufacture of Products by Licensee.

4.4       The following arrangement shall require the prior written consent of AERES:

(i)        LPT may authorize a Licensee to grant further sublicenses under the Licensed Patent Rights in respect of Licensed Products only with the prior written consent of AERES such consent shall not unreasonably be withheld but shall be subject to said Licensee also obtaining the consent of MRC.

4.5       Regulatory Milestone Payments.  In consideration of the rights, privileges, and licenses granted herein, LPT shall pay to AERES in United States Dollars (US Dollars) each of the following regulatory milestone payments in respect of each Designated Antibody (“Regulatory Milestone Payments”):

(i)        AERES will receive either: (a) [***                        ] of LPT’s negotiated Regulatory Milestone Payment (if any) receivable from a development partner or Licensee, on first filing of a US IND or equivalent in any country; or [***                            ] US Dollars [***                                  ]; or: (b) [***                            ] US Dollars [***                              ], whichever is the greater of (a) or (b);

(ii)       AERES will receive either: (a) [***                          ] of LPT’s negotiated Regulatory Milestone Payment(s) (if any) receivable from a development partner or Licensee, subsequent to filing of a US IND or equivalent in any country and up to or on initiation of the first Phase II clinical trial in any country; or [***                                            ] US Dollars [***                          ]; or: (b) [***                                                      ] US Dollars [***                            ], whichever is the greater of (a) or (b);

(iii)      AERES will receive either: (a) [***                                                        ] of LPT’s negotiated Regulatory Milestone Payment(s) (if any) receivable from a development partner or Licensee, subsequent to the filing of a US BLA or equivalent in any country and up to or on initiation of the first Phase III clinical trial in any country; or [***                                        ] US Dollars [***                                                    ] or: (b) [***                                ] US Dollars [***                                            ], whichever is the greater of (a) or (b);

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

(iv)      AERES will receive either: (a) [***                                    ] of LPTs’ negotiated Regulatory Milestone Payment (if any) from a development partner or Licensee on the first approval of a US BLA or equivalent in any country; or [***                               ] US Dollars [***                                    ], or: (b) [***                                                        ] US Dollars [***                                      ], whichever is the greater of (a) or (b).

Each of the above Regulatory Milestone Payments shall become due and payable forthwith upon the corresponding payment becoming due and payable to LPT by a development partner or Licensee or, where no such payment is payable to LPT, on LPT first receiving notification from the relevant regulatory authority of the granting of the Regulatory Approval upon which it is contingent, as specified above in this Clause 4.2.  It is understood and agreed that each of the above Regulatory Milestone Payments shall be due only one time with respect to any Designated Antibody.

4.6       Royalties.  In consideration of the rights, privileges and license granted herein, LPT shall pay to AERES on a country-by-country, Licensed Product-by-Licensed Product basis an earned royalty of [***                       ] of the Net Sales of Licensed Products, provided that there is at least one Valid Claim within the Licensed Patent Rights in such country that covers the Licensed Product; if not, the earned royalty shall be to [***                        ] of Net Sales in such country. All royalties payable by LPT to AERES shall be paid on a country-by-country basis from the date of the first Commercial Sale by LPT, its Affiliates, and/or Licensees of each Licensed Product in each country until the date which is the later of: (i) the expiration of the last to expire Valid Claim within the Licensed Patent Rights, a which claim covers the manufacture, use, or sale of the applicable Licensed Product in said country; or (ii) [***          ] years after the first Commercial Sale of the applicable Licensed Product in said country if only covered by AERES IP (the “Royalty Period”); provided, however, during any portion of the Royalty Period that there is no Valid Claim in such country, the royalty rate shall be reduced to [***                  ].  On a country-by-country basis and on a Licensed Product-by-Licensed Product basis, upon the scheduled expiration of the obligation to pay royalties with respect to the sale of such Licensed Product in such country, LPT shall have a fully paid-up, royalty free, perpetual and irrevocable license, with the right to grant Sublicenses, under the AERES IP to make, have made, use, import, offer for sale and/or sell Licensed Products in said country.

4.7       Limitations.  The following limitations shall apply with respect to royalties payable by LPT to AERES pursuant Paragraph 4.3, above:

(i)        Sales between LPT and its Affliliates and/or Licensees shall not be subject to a royalty, but in such cases the royalty specified in Paragraph 4.3, above, shall be calculated upon LPT’s, its Affiliates and/or Licensees’ Net Sales to independent third parties in arm’s-length transactions. An agreement between LPT and an Affiliate shall not be a sublicSublicense under the Licensed Patent Rights. The obligation to pay a royalty to AERES under this Article is imposed only

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

once with respect to the same unit of Licensed Product regardless of the number of Valid Claims concerning the same.

(i)    [***].  In the event that [***] pays [***] as consideration for [***] or [***] where, [***], under Paragraph [***] will be (i) [***] or (ii) where the [***] is [***] shall apply country by country only where and to the extent that such [***].

(ii)   Notwithstanding anything to the contrary herein, it is understood and agreed that the [***] that is equal to [***] as specified in the following formula:

[***]

[Where [***] is the [***] or, if [***] generally shall apply.]

4.8       LPT agrees that any Sublicenses under the Licensed Patent Rights granted by it shall provide that the obligations owed by LPT to AERES under Articles IV, V, VII, VIII and X of this Agreement (save for Paragraphs 8.9 and 8.10, which apply only to LPT) shall be reflected in the wording of the Sublicense with obligations no less onerous for the Sublicensee than those set forth in this Agreement with respect to LPT which LPT shall use its best endeavours to enforce to the benefit of AERES in the event of any breach thereof. In particular LPT shall ensure that AERES can monitor and enforce payment of all royalties due to it in consequence of this Agreement.

4.9       If, during the Term (defined in Paragraph 7.1) of this agreement, MRC grants a license to a third party to the patents and patent applications set forth in Exhibit A (each a “Third-Party License Agreement”) at a lower royalty rate than is payable by AERES to MRC under the terms of the license for Winter Patents and Sub-license for Boss Patents, dated X, by and between the MRC (as licensor) and AERES (as licensee), or under another substantial term more favorable to such third party than the corresponding term of this Agreement, then at LPT’s

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

sole option, the parties hereto shall amend this Agreement so that the Royalty rate payable hereunder, or other corresponding term, is the same as the royalty rate or corresponding term set forth in the Third-Party License Agreement; provided, however, that if LPT opts to amend this Agreement, and if such Third-Party License Agreement imposes upon the licensee any other obligation (including any restriction as to product or territory) which is associated with the licensee’s operations as licensee and which is more onerous than any obligation of corresponding nature on the part of Licensee under this Agreement, then this Agreement shall be amended to require that LPT shall take on such obligation in order to obtain the amendment of this Agreement to include the more favorable term.

4.10     LPT agrees to forward to AERES in a timely manner a copy of any and all fully executed agreements entered into with any Licensee that constitute a Sublicense under this Agreement, and further to forward to AERES annually a copy of such reports (or the relevant portions thereof) received by LPT from its Licensees during the preceding twelve (12) month period under the Sublicenses as shall be pertinent to a royalty accounting under any such Sublicense agreements.

4.11     The above Regulatory Milestone Payments and royalties due shall be paid by LPT to AERES in US Dollars (USD) by wire transfer to the account of AERES at [***                                                                                                                    ], or such other bank and/or account as may be notified to LPT by AERES from time to time.

4.12     If a sum payable under this Agreement shall be overdue for thirty (30) days, LPT shall pay AERES interest on the sum outstanding at the rate of [***                      ] per annum above the base rate of the Royal Bank of Scotland plc applying and calculated on a daily basis from the date that payment became due in respect of said sum; provided however, that if such interest rate shall be in excess of that allowed by applicable law, then the highest rate permitted by law shall apply. The payment of such interest shall not foreclose AERES from exercising any other rights it may have as a consequence of the lateness of any payment.

4.13     The aggregate amount of the Net Sales used for computing the amounts payable hereunder shall be computed in U.S. Dollars, and all royalty payments shall be made in U.S. Dollars.  For purposes of determining the amount of payments due, the amount of the Net Sales of the Licensed Products in any foreign currency shall be computed by converting such amounts into U.S. Dollars at the prevailing commercial rate of exchange for purchasing same quoted in The Wall Street Journal, New York edition, on the last Business Day of the period with respect to which such payment is payable hereunder.

ARTICLE V - Reports and Records

5.1       LPT shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to AERES pursuant to Paragraphs 4.5, 4.6 and 4.7 above, and the accuracy of the reports made to AERES hereunder.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Such records shall be retained by LPT for five (5) years following the end of the calendar year to which they pertain.   Upon thirty (30) days advance notice to LPT, AERES shall have the right to direct an independent, certified public accountant selected by AERES and reasonably acceptable to LPT to inspect LPT’s books of account no more frequently than once per year during LPT’s normal business hours for the sole purpose of verifying the accuracy of the reports made to AERES pursuant to Paragraph 5.2, below. AERES shall be responsible for the costs of any such inspection, except in the event that the results of the inspection reveal a discrepancy to be corrected in AERES’s favour of [***                          ] or more for the period under inspection, then the entire costs of such inspection shall be paid by LPT.  Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

5.2       LPT, within ninety (90) days after June 30 and December 31 of each year after Commercial Introduction, shall deliver to AERES true and accurate reports, giving such particulars of the business conducted by LPT, its Affiliates and Licensees during the preceding half year as shall be pertinent to a royalty accounting hereunder.  These reports shall include at least the following:

(a)                        number of Licensed Products manufactured and sold;

(b)                       total billings for Licensed Products sold on a country-by-country basis;

(c)                        deductions applicable as provided in Paragraph 1.15, above;

(d)                       the total royalties due;

(e)                        the names and addresses of all Affiliates and Licensees of LPT under this Agreement.

5.3       With each such report submitted, LPT shall pay to AERES the royalties due and payable under this Agreement. If no royalties shall be due, LPT shall so report.

ARTICLE VI - Warranties and Representations

6.1       As of the Effective Date, each of LPT and AERES hereby represents and warrants to the other party hereto as follows:

(i)        it is a corporation or entity duly organized and validly existing under the laws of the state, country or other jurisdiction of its incorporation or formation;

(ii)       it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

(iii)      the execution, delivery, and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property, (b) the provisions of its charter or operative documents or bylaws, or (c) any order, writ, injunction, or decree of any court or governmental authority entered against it or by which any of its property is bound;

(iv)      it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder and comply with the terms and conditions imposed on it by this Agreement; and

(v)       it has the full right, power, and authority to grant all of the rights, including all right title and interest in the licenses, granted to the other party under this Agreement.

6.2       AERES warrants and represents that, to its knowledge, there are no outstanding claims against AERES or encumbrances of AERES that would prevent LPT from making, using or selling Licensed Products. Notwithstanding the foregoing, LPT acknowledges that it may require licenses to third party patents not owned or controlled by AERES in addition to the rights granted under this Agreement.  For the avoidance of doubt, LPT hereby accepts and agrees that it has the sole responsibility to pursue and enter into any third party licenses that may be necessary for this purpose.

6.3       Except as otherwise expressly set forth in Paragraphs 6.1 and 6.2, above, AERES makes no representation and extend no warranty of any kind, either express or implied, in respect of Humanized Antibodies or any information or materials provided to LPT hereunder, including, but not limited to, warranties of merchantability, fitness for a particular purpose, and validity of Licensed Patent Rights claims, issued or pending, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

6.4       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION, OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR, UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL, OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE, OR OTHERWISE), AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES, OR AGENTS OR OTHERWISE.

6.5       Neither party shall be liable for failure or delay in performing any of its obligations hereunder, excepting any payment obligations, to the extent such failure or delay is occasioned by compliance with any governmental regulation, request, or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, without limitation, Acts of God, war, terrorism, insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power, or equipment necessary to enable such party to perform its obligations hereunder.  Each party shall (a) promptly notify the other party in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

ARTICLE VII - Confidential Information

7.1       Confidentiality.  During the Term and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence Confidential Information of the other party, and shall not disclose, use or grant to a third party the right to use any of the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers and employees, such party’s Affiliates’ directors, officers, and employees, and to such party’s consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement; provided, however, that no such temporal limitation shall apply to any LPT Deliverable or LPT Invention.  To the extent that disclosure to any person, other than an employee of a party with a pre-existing confidentiality obligation, is authorized by this Agreement, prior to disclosure, the party wishing to disclose any Confidential Information of the other party shall obtain written agreement of such person to hold in confidence and not disclose, use, or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement.  Each party shall notify the other party promptly in writing upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2       No party shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party; provided, however, that a party, without such consent, may disclose the terms or conditions of this Agreement: (a) on a need-to-know basis to its legal and financial advisors who are obligated to maintain such information in confidence, and (b) to a third party (who is obligated to maintain such information in confidence) in connection with (i) a prospective equity investment by such third party, which investment is reasonably expected to be in excess of three percent (3%) of such party’s market capitalization at such time, (ii) a merger, consolidation, or similar transaction by such party, (iii) the sale or license of all or substantially all of the assets of such party relating to the subject matter of this Agreement, or (iv) a proposed Sublicensee under this Agreement.  Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

7.3       The confidentiality obligations under this Article VII shall not apply (a) to the extent that a party is required to disclose information by applicable law, regulation, or order of a governmental agency or a court of competent jurisdiction, or (b) to the extent necessary to allow LPT or AERES (where possible, with adequate safeguards for confidentiality) to defend against litigation, to prosecute patent applications, to obtain Regulatory Approvals, or as otherwise required under this Agreement; provided, however, except with respect to such litigation in defense, patent prosecution, and Regulatory Approvals, or where such disclosure is required pursuant to this Agreement, such disclosure shall not occur until the Disclosing Party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure, and provide the other party sufficient opportunity to object to any such disclosure or to request that the Disclosing Party seek confidential treatment thereof, in which event the Disclosing Party shall use all reasonable efforts to accommodate the other party’s requests and in any event to limit such disclosure to the maximum extent possible under the circumstances.

7.4       During the Term, a party (“Publishing Party”) shall submit to the other party (“Reviewing Party”) for review and approval all proposed academic, scientific, and medical publications and public presentations relating to Licensed Products for review in connection with preservation of intellectual property rights and/or to determine whether Confidential Information should be modified or deleted; provided, however, that after the approval of an academic, scientific, or medical publication, and/or after an approved public presentation has been given, then the Publishing Party shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.  Written copies of such proposed publications and presentations shall be submitted to the Reviewing Party not less than fifteen (15) Business Days prior to submission for publication or presentation and the other party shall provide comments with respect to such publications and presentations within five (5) Business Days following its receipt of such written copy.  Notwithstanding the foregoing, no such publication or presentation shall be made until such publication or presentation has been approved by the Reviewing Party’s respective patent counsel.  LPT and AERES shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to Licensed Products.

7.5       Each party agrees that there shall be no public announcement of the execution of this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.6       Upon termination of this Agreement, the Receiving Party shall promptly return, or destroy at the Disclosing Party’s option, all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files for the sole purpose of complying with, and evidencing compliance with the terms of this Agreement and any disclosure required by applicable law, regulation, or order of a governmental agency or a court of competent jurisdiction.

7.7       If either party becomes aware or has knowledge of any unauthorized use or disclosure of the other party’s Confidential Information, it shall promptly notify in writing the Disclosing Party of such unauthorized use or disclosure.

ARTICLE VIII - Term and Termination

8.1       Unless earlier terminated in accordance with the subsequent paragraphs of this Article VIII, the term of this Agreement (“Term”) shall commence on the Effective Date and shall continue on a country-by-country basis until the end of the Royalty Term in a given country.

8.2       The Research Collaboration shall commence on the Effective Date and shall conclude upon the completion of the Research Collaboration, or at such time as mutually agreed by the parties.

8.3       Either party may, subject to applicable law and to the provisions set forth herein, terminate this Agreement by giving the other party written termination notice if, at any time, the other party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such party or of its assets; (ii) propose a written agreement of composition or extension of its debts; (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iv) propose or be a party to any dissolution; or (v) make an assignment for the benefit of its creditors.

8.4       Should LPT fail to pay AERES the sums payable under Article III hereof and all payments due and payable under Article IV hereof, AERES shall have the right to terminate this Agreement sixty (60) days from the date of giving LPT written notice to such effect, and unless LPT shall pay AERES within the sixty (60) day period all such undisputed sums, royalties, and interest as are due and payable hereunder, thereafter AERES may, at its sole discretion, terminate this Agreement, effective immediately upon providing LPT written notice to such effect, always provided that either party may refer the matter to a court of competent jurisdiction in accordance with the provisions of Paragraph 11.12, below .

8.5       Upon any material breach or default of this Agreement by either party, other than those occurrences set out in Paragraphs 8.3 and 8.5 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 8.6, the non-breaching party shall have the right to terminate this Agreement and the rights, privileges, and licenses granted hereunder ninety (90) days after providing written notice of such alleged breach to the allegedly breaching party.  If the party alleged to be in breach does not dispute or cure such breach within such ninety (90) day period, the non-breaching party shall thereafter have the right to terminate this Agreement, effective immediately on providing written notice to such effect to the allegedly breaching party.  If the party alleged to be in breach disputes the alleged breach, it shall have the right to submit the matter for resolution in accordance with Paragraph 11.13, below, in which event the ninety (90) day period for curing the alleged breach shall be stayed pending completion of any proceedings in respect thereof pursuant to Paragraph 11.12 or 11.13, below.

8.6       Notwithstanding any other provision herein, LPT may terminate this Agreement in its entirety at any time by giving AERES three (3) month’s prior written notice and upon payment of all amounts due to AERES through the effective date of termination.

8.7       For the avoidance of doubt, this Agreement may be terminated upon mutual written consent signed by the duly authorized representatives of both parties.

8.8       Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such expiration or termination.  LPT and its Affiliates and Licensees may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of said termination and sell the same, provided that LPT shall have paid AERES in full all research payments due under Article III hereof and provided that LPT shall pay to AERES in full the royalties due under Article IV hereof and shall submit the reports required by Article V hereof on the sales of Licensed Products which shall survive said termination.

8.9       Upon termination of this Agreement for any reason, but not the expiration of the same, all cell lines, materials, and information belonging to LPT, including, but not limited to LPT antibody Sphingomab™ and any Humanized Antibodies shall be returned to LPT within thirty (30) days except that, in the event that LPT shall have failed to pay AERES in full the payments required under Paragraphs 3.1 and 3.2 hereof, AERES reserves the right to withhold any materials created during any stage of the Research Plan in respect of which payment has not been made in full unless an alternative payment has been agreed by the parties and paid in full pursuant to the provisions for early termination set out in Paragraph 8.9, below, and except that AERES may retain one sample of all cell lines, materials and information, including laboratory notebooks, research reports and data, for the purpose of complying with regulatory requirements or evidentiary requirements in the event of litigation.

8.10     LPT may terminate this Agreement at any time in respect of the Research Plan specified in Annex A on one (1) month’s prior written notice to AERES, except that LPT shall not be permitted to terminate the Research Collaboration prior to completion of Milestone 1 (at Annex A), and provided that if LPT for any reason terminates this Agreement during any subsequent stage of the Research Collaboration (i.e., before completion of Milestone 2 or 3 and, if applicable, Milestone 4 at Annex A), then LPT shall pay AERES for that stage forthwith when such termination by LPT pursuant to this Paragraph 8.9 takes effect.  AERES shall use its reasonable endeavours to mitigate and reduce the costs borne by it in respect of the incomplete stage. Unless LPT has terminated this Agreement as provided hereunder, LPT shall be deemed to have approved the commencement of each stage of the Research Collaboration specified in Annex A without intermission on the completion of the previous stage.  Said completion shall not be deemed conditional upon LPT agreeing that the relevant Milestone has been met.

8.11     Upon termination of this Agreement for any reason, all Sublicenses entered into by LPT prior to the effective date of such termination (other than Sublicenses based on any license that has become fully paid-up and irrevocable pursuant to Paragraph 4.5 above, which shall survive any such termination) will be assigned to and assumed by AERES.

8.12     The right of either party to terminate this Agreement shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

8.13     Termination of this Agreement for any reason shall be without prejudice to:

(a)                        any party’s right to receive all payments to which such party is entitled under this Agreement and obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by fair interpretation of this Agreement; and

(b)                       any other remedies which any party may then or thereafter have hereunder.

ARTICLE IX - Patents

9.1       Any and all patents and patent applications in respect of AERES Inventions or to the production of antibodies other than Humanized Antibodies hereunder shall be owned by AERES, which shall have the sole right to prosecute such applications and patents and will meet all costs in relation thereto.  LPT will assign and hereby does assign any and all rights as necessary to vest such ownership of AERES Inventions and AERES IP in AERES and cause its employees, officers, and agents to execute any necessary documents for such assignment.

9.2       Any and all patents and patent applications in respect of LPT Inventions or relating specifically to Humanized Antibodies and their use shall be owned by LPT, which shall have the sole right to prosecute such applications and patents and will meet all costs in relation thereto.  AERES will assign and hereby does assign any and all rights as necessary to vest such ownership of LPT Inventions and LPT IP in LPT and cause its employees, officers, and agents to execute any necessary documents for such assignment.

9.3       The parties shall consult and co-operate fully on patent filings pursuant to Paragraphs 9.1 and 9.2, which consultation and co-operation shall not delay timely filing of patent applications by either party.  Each party shall assist the other in the prosecution of patent applications and patents arising from the Research Collaboration.  Each party shall supply the other in a timely manner with copies of relevant prosecution-related documents.

9.4       The parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions, including, without limitation, supplementary protection certificates, and any other extensions that are now available or become available in the future wherever applicable to AERES Inventions and/or LPT Inventions covering Licensed Products or any process relating to the manufacture thereof or any element thereof.  The parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a patent shall be extended if a party elects to extend such patent.  All filings for such extension shall be made by the party to whom the patent is assigned; provided, however, that in the event that AERES elects not to file for an extension, AERES shall (i) inform LPT of its intention not to file and (ii) effective immediately upon such election, hereby grants LPT the right to file for such extension.

9.5       For the avoidance of doubt, it is hereby stated that LPT will not assert any of its claims to intellectual property arising out of the Research Collaboration pursuant to this Agreement against AERES in a manner which would inhibit AERES’s freedom to work in the general area of antibody engineering and production excluding Humanised Antibodies.  During the term of this Agreement, AERES will not assert AERES IP or Licensed Patent Rights or any of its claims to intellectual property arising out of the Research Collaboration against LPT in a manner which would prevent LPT from making, having made, using, offering for sale, selling, importing, or otherwise commercializing any Humanized Antibody produced hereunder.

ARTICLE X - Infringement

10.1     Third Party Infringement of the Licensed Patent Rights

(i)        If either party becomes aware of any infringement of the Licensed Patent Rights by a third party, such party shall promptly notify the other party of the infringement in writing and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement.  LPT shall not notify any third party of the infringement of any of the Licensed Patent Rights without first obtaining the written consent of AERES and/or MRCT.

(ii)       The parties will cooperate to the extent possible and AERES shall consult with its licensor in order to determine the course of action.

10.2     Third Party Infringement of Intellectual Property Rights

(i)        Each party shall have the right, at its sole discretion, on its own behalf and expense, to institute, prosecute, and control any action or proceeding to restrain infringement by a third party of any of its rights in respect of Inventions, know-how, and intellectual property owned by such Party.

ARTICLE XI - Miscellaneous

11.1     Any notice required to be given hereunder shall be deemed given if communicated in the English language and delivered to the party to be notified at its address shown below or at such other address as may be furnished from time to time by the party to be notified to notifying party in writing either (a) by registered air mail, postage prepaid, which notice shall be effective five (5) days after the date of mailing or (b) in person, by telefax (with proof of transmission and confirmation by first class mail postage paid) or overnight courier, which notice shall be effective on the Business Day immediately following the date of such delivery.

If to LPT:

Lpath Therapeutics, Inc.
9191 Towne Center Dr., Suite 310,
San Diego, CA 92122
U.S.A.

Attention: President and Chief Executive Officer

If to AERES Biomedical Ltd.:

AERES Biomedical Ltd.,
1-3 Burtonhole Lane,
Mill Hill,
London, NW7 1AD
U.K.

Attention: Chief Executive Officer

11.2     Each of the parties shall contribute, to the extent reasonable, facilities, supplies, personnel, and other resources without charge or expense to the other as may be necessary for proper performance of the respective obligations under this Agreement and that are consistent with Annex A.  To the extent reasonable and except as may otherwise be expressly provided, each party shall bear its own out-of-pocket costs and disbursements incurred in the performance of this Agreement.

11.3     Nothing contained in this Agreement, or otherwise, shall constitute the parties as partners with one another or render either liable for the debts or accounts of the other. Furthermore, nothing in this Agreement shall be construed to constitute, create, give affect to or otherwise imply a joint venture or formal business organization of any kind.

11.4     LPT agrees to indemnify and hold harmless both AERES and MRCT, and their respective officers, employees, and agents from and against any and all claims, damages, and liabilities asserted by third parties arising from (i) the manufacture, use, or sale by LPT, its Affiliates and/or its Licensees, or by any other party authorized by LPT, its Affiliates or its Licensees, of Licensed Products and services licensed under this Agreement or the use thereof by others, and/or (ii) the breach of any LPT representation or warranty set forth herein said representation or warranty being untrue in any material respect when made, LPT, except to the extent that such claims, damages or liabilities arise from the gross negligence or willful misconduct of AERES.

11.5     AERES agrees to indemnify and hold harmless LPT and its respective officers, employees, and agents from and against any and all claims, damages, and liabilities asserted by third parties arising from the breach of any AERES representation or warranty set forth herein said representation or warranty being untrue in any material respect when made, except to the extent that such claims, damages, or liabilities arise from the gross negligence or willful misconduct of LPT.

11.6     This Agreement and the rights and license granted herein shall be binding upon and shall inure to the benefit of successors of the parties hereto, or to an assignee of all of the goodwill and entire business and assets of a party hereto, but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld but shall be conditional, inter alia, upon the formal acceptance by the assignee of the payment obligations and terms and conditions of this Agreement.

11.7     The parties hereto acknowledge that this Agreement, including Exhibit A and Annex A attached hereto, sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

11.8     The failure of any party to exercise or enforce any right granted in this Agreement shall not be deemed to be a waiver of such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

11.9     Except where required by law, neither party shall use the name of any other party or make specific reference to the terms of this Agreement in any press release, advertisement or other public statement without the prior written consent and approval of the other party.

11.10   The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

11.11   All captions herein are for convenience only, and shall not be interpreted as having any substantive effect.

11.12   This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of England., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

11.13   Except with respect to breaches of Articles III, IV, VII or X, if there is any dispute between the parties relating to the interpretation, implementation, or application of this Agreement, or any other matter in connection with it, they will attempt in good faith to negotiate a settlement.  If the matter is not resolved by negotiation, the parties will refer the dispute to mediation in accordance with CDR (Centre for Dispute Resolution, London) procedures (“ADR”).  If the parties fail to agree on a settlement within 28 days of the initiation of the ADR procedure, either party may refer the matter to a court of competent jurisdiction in accordance with the provisions of Paragraph 11.12, above.

11.14   The terms of Paragraphs 3.1 and 3.2, and Articles IV, V, VII, and XI shall survive the expiration or termination for any reason of this Agreement and continue for as long as necessary to permit their full discharge.

11.15   This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*              *              *              *              *

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their authorized officers effective as of the date first written above.

Signed:-

For and on behalf of AERES Biomedical Ltd.

By:	/s/ Dr. Tarran Jones
	Name:	Dr. Tarran Jones
	Title:	Chief Executive Officer

Signed:-

For and on behalf of Lpath Therapeutics, Inc.

By:	/s/ Scott Pancoast
	Name:	Mr. Scott Pancoast
	Title:	President and Chief Executive Officer

Date:

AERES BIOMEDICAL	CONFIDENTIAL	EXHIBIT A

EXHIBIT A

Inventor:	Gregory Paul Winter
Applicant:	Medical Research Council
Title:	Recombinant DNA Products and Methods
UK Priority Application:	UK PA 8607679 (27.03.86)

Final Application

		Date of filing
	Application number	(Publication date)
	(Publication number)	*(Grant date)
Territory	*(Patent number)	(Expiry date)

UK	8707252	26.03.87
	(GB 2188638A)	(7.10.87)
	*(GB 2188638B)	*(23.05.90)
		(25.03.2007)

EUROPE	87/302620.7	26.03.87
(Austria, Belgium,	(EP 0239400A)	(30.09.87)
France, Germany,	*(239400)	*(03.08.94)
Greece, Italy, Liechtenstein,		(25.03.2007)
Luxembourg, Netherlands,
Spain, Sweden,
Switzerland)

CANADA	533071	26.03.87
	*(1,340,879)	*(25.01.2000)
		(24.01.2017)

USA (Parent) 07/782717	25.10.91	(continuation of 903776 filed 04.09.86)
	*(5,225,539)	*(06.07.93)
		(05.07.2010)

USA (Continuation-in-part)	08/452,462	26.05.95.
		(Continuation application derived from continuation- in-part 07/189814 filed 03.05.88)
	*(6,548,640)	*(15.04.2003)
		(07.12.2015)

JAPAN	73970/87	27.03.87
	(296890/87)	(24.12.87)
	*(2912618)	*(09.04.99)
		(26.03.2007)

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 7220  Fax:  +44 (0)20 8906 7202 Website: http://www.aeresbiomedical.com/ www.aeresbiomedical.com

B-1

Title	Multichain Polypeptides or Proteins and Processes for their Production

Subject Matter:	Expression of multichain proteins, such as antibodies, in single host cells

Inventors	Michael Alan Boss
John Henry Kenten
John Spencer Emtage
Clive Ross Wood

Priority Applications Date: 25 March 1983
Earliest Publication Date/No: 27 September 1984/WO84/03712

Territory	Application Date	Application No.	Patent No	Expiry Date

*Europe	23.03.84	84301996.9	0120694	23.03.04
*Europe (divisional)	23.03.84	92202982.2
Japan	23.03.84	501609/84	2594900	23.03.04
Japan (divisional)	23.03.84	228332/94	3186463	23.03.04
Japan (divisional)	23.03 84	104862/97
Japan (divisional)	23.03.84	2001-063448
USA (divisional 1)	23.04.84	08/320381
USA (divisional 2)	23.04.84	08/450727
USA (divisional 3)	23.04.84	08/453449
USA (divisional 4)	23.04.84	08/452420
United Kingdom	23.03.84	8407571	213763	23.03.04

*includes:  Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden, Switzerland, and United Kingdom.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 7220  Fax:  +44 (0)20 8906 7202 Website: http://www.aeresbiomedical.com/ www.aeresbiomedical.com

B-2

ANNEX A

Research Plan for the Chimerization and Humanization of Lpath’s Mouse Anti-Sphingosine-1-phosphate Antibody (Sphingomab™ )

Stage 0: Contract signed (£ [***                  ] up-front payment to AERES from Lpath)

Stage I: Hybridoma Sequencing and Chimerization.

1. Transfer of materials and reagents

1.1. Lpath provides the hybridoma cell line producing the mouse antibody together with details of the antibody light and heavy chain class and subclass.

1.2. Lpath provides information on the medium composition, culture conditions, passage times and splitting ratios of the hybridoma cell line.

1.3. Lpath provides confirmation of the designated human constant regions to be used in the chimerized/humanized version of mouse antibody.

1.4. Lpath Therapeutics provides all protocol and all reagents that are necessary to measure the binding of the mouse antibody and the newly generated chimerized antibody to antigen.

1.5. Lpath provides purified mouse antibody, including concentration and potency, to use as a reference sample in the antigen binding assays.

1.7. AERES establishes Lpath’s antigen-binding assays at AERES. If help requested, Lpath will assist set-up.

2. Characterizing by AERES of Sphingomab™

2.1. PCR-cloning and DNA sequencing the mouse antibody variable region genes.

2.2. Propagate the hybridoma cell line producing the mouse antibody in the appropriate growth media. Harvest these cells and prepare from them RNA and cDNA.

2.3. Using primers designed to anneal to DNA sequences of immunoglobulin leader peptides and constant regions, PCR-clone the variable region genes of the mouse antibody.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 7220  Fax:  +44 (0)20 8906 7202 Website: Website:  www.aeresbiomedical.com

Annex A-1

2.4. Sequence the variable region DNA of the mouse antibody light and heavy chains expressed by the hybridoma cell line.

2.4. AERES provides Lpath all DNA and/or amino acid sequence data on the VH and VL portions of the mouse antibody.

3. Construction and expression of the chimeric antibody.

3.1. Modify the 5’- and 3’-ends of the cloned mouse antibody light and heavy chain variable region DNAs, in order to join them in a functional manner to the appropriate human constant region genes.

3.2. Ligate and clone the adapted mouse heavy and light chain variable region DNAs into expression vectors containing the designated human immunoglobulin heavy and light chain constant region sequences.

3.3. Introduce the vectors engineered to express the chimeric light and heavy chains into mammalian cells for transient expression.

3.4. Collect conditioned medium from the mammalian cells and measure the concentration of chimeric antibody and its ability to bind antigen.

3.5. Provide Lpath with the preliminary data on the transient expression of the chimeric antibody and its binding to antigen.

3.5.1. Analysis of all data obtained relating to the variable region DNA and amino acid sequences of the mouse antibody.

3.5.2. Propagation of the mouse hybridoma cell line producing mouse antibody.

3.5.3. Isolation of RNA from the mouse hybridoma cell line and PCR-cloning of the mouse light and heavy chain variable region genes of mouse antibody.

3.5.4. DNA sequencing of the cloned variable region genes of mouse antibody.

3.5.5. PCR-modification of the mouse light and heavy chain variable region genes to allow their expression with the designated human constant regions, as a chimeric antibody.

3.5.6. DNA sequencing of the PCR-products and transfer of the sequencing data to Lpath.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 3811  Fax:  +44 (0)20 8906 3811 Website: Website:  www.aeresbiomedical.com

Annex A-2

3.5.7. Construction of vectors to express the chimeric antibody and transient expression of the chimeric antibody in mammalian cells.

3.5.8. Transfer of preliminary data on the expression of the chimeric antibody in mammalian cells and the binding of chimeric antibody to the target antigen to Lpath.

3.6. AERES provides Lpath all cloning plasmids containing the heavy and light chain variable region genes only of the chimeric antibody used in Stage I

3.7. Lpath pays Project Milestone 1 (£ [***                  ])

Stage II: Design of the humanised antibody Sphingomab™ (hMAb)

4. Modeling the structure of the mouse antibody variable regions and the design of the humanized variable regions.

4.1. Build a model of the three-dimensional structure of the mouse antibody variable regions.

4.2. Compare the amino acid sequences of the variable regions of the mouse antibody to our database of published immunoglobulin sequences. Identify the most suitable human framework regions to replace the mouse light and heavy chain framework regions in the humanised antibody. Involve Lpath in decision on framework region strategy.

4.3. Using the three-dimensional model of the mouse antibody variable regions and the results of the database searches, design the amino acid sequence of one or more humanized versions of the heavy and light chain variable regions.

4.4. Provide Lpath the results of the database searches and the amino acid sequence design.

4.4.1. Construction of a molecular model of the mouse variable regions of the Lpath antibody.

4.4.2. Design of the humanized variable regions based on the most suitable human donor framework sequences, identified following database searches and analysis of the mouse model.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 3811  Fax:  +44 (0)20 8906 3811 Website: Website:  www.aeresbiomedical.com

Annex A-3

4.4.3. Transfer of the protein sequence design data to Lpath.

4.5 Lpath pays Project Milestone 2 (£ [***                  ])

Stage III. Generation of the humanized antibody

5. Construction, expression and analysis of the humanized antibody variants

5.1. Design the recombinant antibody DNA sequences of the first version of the humanized antibody light and heavy chain variable regions.

5.2. Synthesize, clone and DNA sequence the first version of the humanized light and heavy chain variable region genes.

5.3. Sub-clone the humanized variable region genes into expression vectors containing the designated human constant region genes. Decision re whether constant region genes are, e.g. IgG1 or IgG3 to be made after discussion and consultation with Lpath.

5.4. Introduce the vectors engineered to express the humanized light and heavy chains into mammalian cells for transient expression.

5.5. Collect the mammalian cell conditioned medium and measure the secreted antibody concentration and its binding to antigen.

5.6. In light of the antigen binding data, continue the humanization strategy, generating and analyzing additional versions of the humanized antibody variable regions as appropriate until the best combination of humanized heavy and light chains is identified.

5.7. In consultation with Lpath, select the best humanized antibody.

5.8. Provide to Lpath preliminary data on the expression of the humanized antibodies in mammalian cells and the ability of the humanized antibodies to bind to the cognate antigen.

5.8.1. Synthesis of the humanised light and heavy chain variable region genes and DNA sequence confirmation of the cloned material.

5.8.2. Transfer of the sequence data.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 3811  Fax:  +44 (0)20 8906 3811 Website: Website:  www.aeresbiomedical.com

Annex A-4

5.8.3. Construction of vectors that express a humanized antibody (CDR-grafted variable regions plus human heavy and light chain constant regions) in mammalian cells.

5.8.4. Co-transfection of the vectors into mammalian cells and expression of the humanised antibody in mammalian cells.

5.8.5. Transfer of preliminary data on the expression of the humanized antibody in mammalian cells.

5.8.6. Transfer of conditioned medium containing humanized antibody from mammalian cells, together with humanized antibody expression and antigen binding data.

5.9. AERES provides Lpath all cloning plasmids containing the heavy and light chain variable region genes only of all the humanized Sphingomab™ (hMAb) antibody variants used in Stage III

5.10. AERES provides written report to Lpath describing humanization process.

5.11. Lpath pays Project Milestone 3 (£ [***                    ])

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AERES Biomedical Limited, 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD.  Tel:  +44 (0)20 8906 3811  Fax:  +44 (0)20 8906 3811 Website: Website:  www.aeresbiomedical.com

Annex A-5

ANNEX B

Payment Terms

[***                            ] of the contract price (Project Milestones 1, 2, and 3) will be invoiced to LPT and will be payable on signature.  This advance payment is non-refundable. All further payments are due and payable within thirty (30) days from the date of invoice.

The above quotations do not include any duties, taxes or governmental charges. Such taxes and charges shall be paid by LPT.

Payments Schedule

The payments specified in Annex A and Annex B (Payment Terms) above will be invoiced to LPT, and paid in British Pounds (UK£) as provided in the Agreement, according to the following schedule:-

Contract Signature:	£	[*** ]
Milestone 1 completion:	£	[*** ]
Milestone 2 completion:	£	[*** ]
Milestone 3 completion:	£	[*** ]
Total Contract Payments:	£	[*** ]

The above quotation will apply to a Monoclonal Antibody Humanization Project contracted for up to 31 July 2005. After this date, revised prices may apply (subject to further quotation).

The above quotations do not include any taxes, customs duties, or other governmental charges that may apply.  Such taxes and charges if applicable shall be paid by LPT, as provided in Paragraph 3.4 of this Agreement.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AERES Biomedical Limited, registered in England and Wales No. 3800327.  Registered Office: 8th Floor, Aldwych House, 81 Aldwych, London WC2B 4HP, United Kingdom.

Annex B-1